Exhibit 10.1

Consulting Services Agreement

The below designated Client (“Client”) acknowledges and agrees that the services described on Exhibit A will be performed by TechCXO, LLC pursuant to, and are governed by, the Terms and Conditions attached hereto and incorporated as part of this Consulting Services Agreement (“Agreement”). The terms of the accompanying exhibits are hereby incorporated by reference and made a part hereof, to the extent not inconsistent with or contrary to any provision herein. In the event of any conflict, the terms of this Agreement shall prevail.

Agreement to the terms and conditions is indicated by specification of the required information below and signature of authorized agents for both TechCXO, LLC, and Client.

Effective Date of this Agreement:	September 19, 2022

Client Executive Contact Information:		TechCXO Partner Contact Information:

Name:	Dmitry Kozko, CEO	Name:	John Delta, Managing Partner

Address:	5972 NE 4th Avenue Miami, FL 33137	Address:	1911 Grayson Highway, Suite 8/122, Grayson, GA 30017

Telephone:	305-507-8799	Telephone:	703-509-0583

Email:	dk@motorsportgames.com	Email:	john.delta@techcxo.com

Executed by Client:		Executed by TechCXO, LLC:
MOTORSPORT GAMES INC.
Signature:	/s/ Dmitry Kozko	Signature:	/s/ John Delta

Date:	10/1/22	Date:	10/4/22

Printed Name:	Dmitry Kozko	Printed Name:	John Delta

Title:	Chief Executive Officer	Title:	Managing Parter

Terms and Conditions

1. Consulting Services

TechCXO, LLC (“TechCXO”) will provide consulting services and executive talent pursuant to the scope of services set forth on Exhibit A, and under the terms and conditions of this Consulting Services Agreement (the “Agreement”). Any changes to the Agreement shall be documented and approved by TechCXO and Client in writing and attached to the Agreement. Scheduled service dates will be agreed upon mutually, subject to availability of TechCXO personnel.

2. Status of Parties

TechCXO and its principals, employees, agents and subcontractors (collectively, “Consultants”) shall be, and at all times during this Agreement shall remain, an independent contractor in relationship to the Client. Consultants shall not have any rights to the Client’s usual employee fringe benefits, including, but not limited to, worker’s compensation benefits, and in no event is any contract of agency or employment intended by this Agreement. Except to the extent authorized by the Client’s Board of Directors in writing, and consistent with the scope of the services under this Agreement, Consultants shall have no authority to bind, obligate, or commit the Client by any agreement, promise, or representation in any manner whatsoever.

3. Incidental Expenses

Client shall reimburse TechCXO for actual, reasonable and documented travel, lodging, and out-of-pocket expenses incurred with Client’s prior written approval. Mileage rates will conform to the IRS standard rate schedule.

4. Fees, Invoicing, and Payment

TechCXO’s fees (hourly and fixed) and payment terms are stated in the accompanying proposal or work order and are subject to periodic adjustment (but in the case of hourly rates, not more often than once every twelve (12) months). Invoices will normally be issued on a semi-monthly basis, unless otherwise provided. Fees for services shall be payable when invoiced and shall be deemed overdue if they remain unpaid 31 days after the date of invoice. Overdue fees shall be subject to a late payment of one and one-half percent (1.5%) per month for each month where payment is not received. Client’s failure to make timely payments under this Agreement may be considered by TechCXO a material breach of this Agreement, which may result in suspension of consulting services to Client.

If Client’s procedures require that an invoice be submitted against a purchase order before payment can be made, Client will be responsible for issuing such purchase order 30 days before the payment due date. If TechCXO has to collect past due sums under this agreement, then it shall also be entitled to collect its reasonable collection costs, interest and attorney’s fees. Payments are due regardless of any third-party action or responsibilities of Client.

Remit to Address:	TechCXO, LLC
1911 Grayson Highway, Suite 8/122
Grayson, GA 30017

5. Term of Agreement

The initial term of this Agreement will be an initial period of 4 weeks, starting the week of September 19, 2022, provided that if after 4 weeks (the week of October 10, 2022), either the Client or TechCXO may terminate the Agreement, for any reason on notice to the other party. If the parties thereafter mutually agree to continue, the term of the Agreement will be a rolling 3-month period until either party notifies the other party that the term is terminated in accordance with Section 12. The parties may terminate the engagement as outlined in Section 12.

6. Client Obligations

As part of the engagement under this Agreement, Client will furnish or make available any company plans, product information, financial information, and other relevant resources, and provide access to necessary personnel, as requested by TechCXO to enable the performance of the consulting services. TechCXO fees are based on anticipated cooperation from Client personnel and the assumption that unexpected circumstances will not be encountered during the engagement. Other resources, such as Internet access while present on Client premises and adequate workspace facilities, shall be as agreed with Client. If significant unexpected circumstances occur, the parties will discuss a new fee estimate before TechCXO incurs additional costs.

7. Changes in Scope

The scope of the engagement is stated in the accompanying proposal or work order and shall be the only services provided under this Agreement. In the event that Client seeks to change the scope of the engagement, Client shall discuss such proposed changes with TechCXO. If TechCXO elects to perform such changes to the engagement, the parties shall work together in good faith to come to new terms on the scope of the engagement. Any changes in scope shall be mutually agreed upon in writing prior to commencement of the change. This includes any required changes in engagement responsibilities, fees and schedule. TechCXO shall not be obligated to perform any differing or additional consulting services unless the parties have mutually agreed upon and executed a written change order or amendment to this Agreement. TechCXO shall be entitled to an adjustment in fees based on the change in scope of the engagement. TechCXO will provide an estimate for the change in a timely manner and the Client shall approve or disapprove this change in a timely manner.

8. Taxes

The fees quoted in the accompanying proposal or work order do not include taxes. If TechCXO is required to pay any federal, state, or local taxes based on the services provided under this Agreement, such taxes, except taxes based on TechCXO’s income, shall be billed to and paid by the Client.

9. Rights to Work Product

All deliverables under this Agreement shall be considered works-made-for-hire (“Deliverables”) and all ownership rights relating to the Deliverables shall vest in Client. Nothing herein shall be construed to grant TechCXO any right or license to use the confidential, proprietary information of Client. Notwithstanding the provisions of this section, any intellectual or other property, including but not limited to tools, business processes, work products, methodologies, techniques, trade secrets, works of authorship, standard training material, courseware, third party or open source software, or content which (i) is not customized specifically for Client; (ii) does not contain any Client confidential or proprietary information; and (iii) was developed by TechCXO prior to the execution of this Agreement, and used in the performance of its obligations in creating the Deliverables pursuant to this Agreement (“TechCXO Property”), belongs to and remains the property of TechCXO. TechCXO hereby grants to Client a worldwide, nonexclusive, irrevocable, perpetual, royalty-free license to use, copy, distribute, display, modify and make derivative works of all such TechCXO Property in accordance with this Agreement.

10. Warranty and Disclaimers

TechCXO warrants that its services provided pursuant to this Agreement will be performed in a timely and professional manner consistent with generally accepted industry standards. Any modifications made to work products or services provided by TechCXO that are not authorized and executed by TechCXO shall void the warranty.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, TECHCXO EXPRESSLY DISCLAIMS AND CLIENT EXPRESSLY WAIVES ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, ALL SERVICES AND DELIVERABLES ARE PROVIDED “AS IS.” TECHCXO IS PROVIDING SERVICES TO ASSIST CLIENT. CLIENT IS RESPONSIBLE FOR REVIEWING THE DELIVERABLES TO ENSURE THEIR ACCURACY AND COMPLETENESS AND FOR THE RESULTS OBTAINED FROM ITS USE OF THE DELIVERABLES.

11. Limitation of Remedies

Client’s sole and exclusive remedy for any claim against TechCXO and its Consultants with respect to the quality of the services provided by TechCXO under this Agreement shall be, at TechCXO’s option, re-performance of the consulting services or termination of the engagement and return of the portion of the fees paid to TechCXO by Client for the nonconforming portion of the consulting services.

In order to receive warranty remedies, deficiencies in the services must be reported to TechCXO in writing within 60 days of completion of that portion of the services. In the absence of any such notice, the services shall be deemed satisfactory to and accepted by Client.

12. Termination of Agreement

Unless stated otherwise in the proposal or work order applicable to the services under this Agreement, either party can terminate this Agreement without cause upon thirty (30) days written notice to the other party. Either party can terminate this Agreement for cause if either party considers the other party is not performing its obligations in accordance with the terms of this Agreement and provides written notice to the other party of such non-performance. The party receiving such written notice will have fifteen (15) days from the date of notice receipt to correct the situation. If the situation is not corrected, the Agreement can be terminated immediately upon written notice. Upon termination of this Agreement, TechCXO will immediately cease performing any consulting services, and Client will pay TechCXO for all services provided and expenses incurred in accordance with this Agreement through the date of termination.

13. TechCXO Consultants

Client acknowledges and agrees that TechCXO shall have the right, in its sole discretion, to remove or reassign its Consultants who are assigned to provide services under the Consulting Services Agreement. Client may immediately terminate this Agreement upon any such change. TechCXO agrees to notify Client before such removal or reassignment if such notice is possible. In the event Client believes that any TechCXO Consultant is failing to perform the services in a satisfactory manner or believes that the Consultant is not technically qualified, Client shall notify TechCXO as to the reasons for such failure. Upon receipt of notice or as soon as reasonably practical thereafter, Client and TechCXO shall mutually determine the best course of action to take to resolve such failure, which action may include replacing such Consultant at no cost to Client. Should Client request that a TechCXO Consultant be replaced for any reason other than job performance or technical qualification, an additional cost may be assessed to Client. This cost will be mutually agreed to in writing prior to replacement of the Consultant.

Due to the limited nature of TechCXO’s engagement, unless expressly stated in the accompanying proposal or work order, TechCXO and its Consultants shall not be solely responsible for the financial and accounting functions of Client even if acting in a “CFO” or similar executive role. TechCXO and its Consultants are acting solely in a consulting capacity, and the scope of the engagement is expressly limited to the responsibilities set forth in the accompanying proposal or work order.

14. Force Majeure

Neither party shall be responsible for any failure to perform or delay in performing any of its obligations under this Agreement where and to the extent that such failure or delay results from causes outside the reasonable control of the party. Such causes shall include, without limitation, acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes, civil commotions, or the like. Notwithstanding the above, strikes and labor disputes shall not constitute an excusable delay for either party under this Agreement.

15. Limitation of Liability

UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY (WHETHER IN CONTRACT, TORT, NEGLIGENCE OR OTHERWISE) WILL EITHER PARTY TO THIS AGREEMENT, OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR CONSULTANTS BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR OTHER SIMILAR DAMAGES, INCLUDING LOST PROFITS, LOST SALES, LOST FUNDING OR INVESTMENT, LOST BUSINESS, LOST DATA, BUSINESS INTERRUPTION OR ANY OTHER LOSS INCURRED BY THE OTHER PARTY OR SUCH THIRD PARTY IN CONNECTION WITH THIS AGREEMENT OR THE CONSULTING SERVICES, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN SUCH DAMAGES.

CLIENT AGREES THAT TECHCXO’S TOTAL LIABILITY ARISING OUT OF THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH ANY CONSULTING SERVICES, SHALL IN NO EVENT EXCEED THE FEES PAID BY CLIENT TO TECHCXO PRIOR TO THE FIRST EVENT OR OCCURRENCE GIVING RISE TO SUCH LIABILITY, AND SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT OF FEES PAID BY CLIENT TO TECHCXO UNDER THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE ESSENTIAL PURPOSE OF THIS SECTION IS TO ALLOCATE THE RISKS UNDER THIS AGREEMENT BETWEEN THE PARTIES AND LIMIT POTENTIAL LIABILITY GIVEN THE FEES, WHICH WOULD HAVE BEEN SUBSTANTIALLY HIGHER IF TECHCXO WERE TO ASSUME ANY FURTHER LIABILITY OTHER THAN AS SET FORTH HEREIN. TECHCXO HAS RELIED ON THESE LIMITATIONS IN DETERMINING WHETHER TO PROVIDE CLIENT THE CONSULTING SERVICES PROVIDED FOR IN THIS AGREEMENT.

TechCXO shall not be liable for any deficiency in performance of consulting services to the extent resulting from acts or omissions of the Client, including but not limited to, Client’s failure to provide accurate information, timely assistance, relevant resources or necessary personnel requested by TechCXO to enable the performance of the consulting services. TechCXO also shall not be liable for any deficiency in performance of consulting services to the extent that it does not directly supervise and/or manage staffing personnel provided to Client by TechCXO, or Client refuses to engage or allow a TechCXO Partner to be involved in the oversight and/or performance of the consulting services.

16. Indemnification

As supplemented by the Indemnity Agreement attached hereto as Exhibit B, each party shall indemnify and hold the other harmless against any and all third-party claims, costs, expenses, losses, and liabilities claimed by third parties, arising out of misrepresentations, acts, or omissions of the indemnifying party, and Client shall indemnify and hold TechCXO harmless against any and all third party claims, costs, expenses, losses, and liabilities claimed by third parties, arising out of the providing of the products or services referenced in this Agreement, except for instances of TechCXO’s fraud, gross negligence, or willful misconduct, provided that in each such instance the indemnifying party has been given notice of such claim and the right to control the defense and settlement thereof.

17. Nondisclosure

By virtue of this Agreement, the parties may have access to information that is confidential to one another (“Confidential Information”). For purposes of this Agreement, Confidential Information may include, but is not limited to, information regarding proprietary methods and products, potential product and/or service offerings, source code, designs, documentation, customer names, customer data, business plans, financial analysis, financial models, financial forecasts and projections, cash flow models, forecasts and projections, product launch plans, litigations, investigations and other proceedings, settlement strategies, contract negotiations, future plans and pricing, the marketing or promotion of any product, and business policies and practices. The parties agree, both during the term of this Agreement and for a period of two (2) years after termination, for any reason, of this Agreement to hold each other’s Confidential Information in strict confidence, except as may be required by applicable laws, rules, regulations and listing standards. The parties agree not to make each other’s Confidential Information available in any form to any third party or to use each other’s Confidential Information for any purpose other than the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed in violation of the provisions of this Agreement, except a disclosure pursuant to any judicial or government request or order, notice of which it will give to the other party so that it may seek an appropriate protective order. The parties hereby acknowledge (1) the unique nature of the protections and provisions set forth in this provision, (2) that a party will suffer irreparable harm if the other party breaches any of said protections of this provision, and (3) that monetary damages will be inadequate to compensate the party for such breach. Therefore, if a party breaches this provision, then the aggrieved party shall be entitled to injunctive relief, in addition to any other remedies at law or equity, to enforce such provision.

18. Arbitration

Except for attempts by TechCXO to collect amounts owed under this Agreement, or attempts by either party to enforce the provisions of Section 18, which may be pursued, among other ways, through the federal and state judicial systems, any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance, or breach of this agreement, including any claim based on contract, tort, or statute, shall be resolved, at the request of any party to this agreement, by final and binding arbitration administered by and in accordance with the then existing rules and procedures of the American Arbitration Association, as the exclusive method of dispute resolution. The arbitration shall take place in Fulton County, Georgia. Judgment upon any reward rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

19. Notice

Any notice required or permitted to be given by one party to the other shall be deemed to be given when notice is mailed via certified mail with the United States Postal Service with sufficient postage prepaid, or by recognized courier service with verification of delivery, addressed to respective party to whom notice is intended at the address specified above in this Agreement or by email to a known email address of the other party.

20. Governing Law

This Agreement shall be governed by the laws of the State of Georgia without regard to its choice of laws rules. Any dispute arising out of or relating to this Agreement shall be determined by a federal or state court in the State of Georgia. The parties hereby submit to the jurisdiction of such courts.

21. Severability

If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal, or unenforceable, such invalid, illegal, or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal, or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal, and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties’ respective rights and obligations hereunder.

22. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together constitute a singled integrated document. Facsimile transmissions of the signature page shall be binding upon the parties.

23. Entire Agreement

This Agreement constitutes the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the services and terms described herein. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.

EXHIBIT A

SERVICES

Overview

TechCXO will provide to Motorsport Games Inc. (“Motorsport Games,” the “Company” or the “Client”) an interim CFO to lead day-to-day finance/accounting/FP&A functions. TechCXO takes a holistic approach to providing interim CFOs, with a particular emphasis on financial and organizational oversight. It is understood that the interim CFO will work with the Company’s CEO and outgoing CFO, as needed, to evaluate/implement both tactical day-to-day accounting/finance/FP&A process improvements and on strategic issues (i.e., evaluating/improving the capital structure, cost structure, material weakness remediation and strategic planning). Representative deliverables are listed below.

Objectives

TechCXO will perform the following services, focusing on the following activities and deliverables:

1.	Objective: Lead the day-to-day CFO “tactical” responsibilities. Key Results:

a.	Lead/assist current finance team to evaluate and improve accounting processes and procedures (i.e., monthly close, SOX compliance, timely reporting, etc.).

b.	Lead/assist with all SEC filings and all Compliance related work.

c.	Lead/assist in external messaging and reporting.

d.	Lead/assist in Board reporting.

2.	Objective: Lead day-to-day CFO “strategic” responsibilities. Key Results:

a.	Lead/assist in the process to optimize the capital structure of the company, including potential sources of growth funding.

b.	Lead/assist in evaluating ways to improve the cost structure and help develop a viable plan to address the “going concern” issue.

3.	Objective: Lead the FP&A process, including bottom-up planning for the FY’23 budget. Key Results:

a.	Planning for the FY’23 budgets, with a bottom-up approach to support operational management.

b.	Evaluate/improve the FP&A function so that it can support the strategic direction of the company.

c.	Evaluate/implement a Monthly Cash Flow reporting process.

4.	Any other Finance related task(s) you deem necessary, including developing and/or evaluating other Finance/Accounting functions.

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Timing, Scope and Staffing

TechCXO will assign John Delta (whose biography is set forth on Annex 1) as the CFO Partner for up to 16 hours per week, with any hours in excess of that being subject to the parties prior agreement.

Billing Rates

TechCXO’s services are provided on an hourly basis. The proposed rate structure will be:

●	John Delta	$450/hour

TechCXO will invoice monthly based on actual hours and will not bill any expenses without prior client consent.

The fees are for financial or administrative services. The scope of these services is limited to that described above and does not include work intended to render an audit or valuation opinion, provide legal advice or counsel, or detect fraud or collusion. TechCXO is a financial service provider and is not a provider of software or related consulting services. Client expressly acknowledges these limitations.

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Annex 1

Service Provider Bio

John Delta is an experienced operating and financial executive and entrepreneur with experience in enterprises from $2 million to $500 million. His main areas of focus are mid-stage software, SaaS and consumer-facing firms in need of assistance with CFO duties, transaction execution and scaling their finance/operations. Recent engagements include:

1.	Principal Accounting & Financial Officer for a Nasdaq-listed company (from July 2020 to March 2022). Led the annual Audit, 10-K and 10-Q filings, and fund-raising efforts. Included in scope of work was developing the annual FP&A/budgeting process. Reviewed and implemented new accounting policies and procedures and SOX compliance.

2.	Serves as interim CFO for an Australian Stock Exchange-listed company, with scope including FP&A, treasury management, ASX reporting/compliance and M&A.

3.	Served as Interim CFO for a SaaS cybersecurity firm, with scope including setting up the issuer’s Finance function.

Broad consulting, operations and finance experience, including:

●	Consulting Associate at McKinsey & Co. and Consulting Manager at Deloitte & Touché.

●	Vice President, The Nasdaq Stock Market – John worked in several departments and developed the business plan for, and then ran, the E-commerce group.

●	EVP/COO, Hemscott – The firm was a PE-backed roll-up in the financial info space. John led post-merger integration and ops (US, UK and India). He developed the successful exit strategy of splitting the firm and selling the retail unit to Morningstar.

●	CFO, DoublePositive Marketing Group – the firm was a VC-backed SaaS offering in the lead gen space. John joined when it had $1M in revenue and led several financings while building the Finance/Admin functions. The firm had a successful exit to a strategic.

●	CFO, Edison Worldwide – John restructured operations, sold off assets and closed non-core units.

●	Founder/CFO, JJAB Holdings – Ran Finance and Operations for this PE-backed startup in the direct response marketing space. The firm was sold to a strategic acquirer in 1 year.

John holds a BA and MBA from the University of Virginia.

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EXHIBIT B

MOTORSPORT GAMES, INC.

INDEMNITY AGREEMENT

This Indemnity Agreement, dated effective as of September 19, 2022, is made by and between Motorsport Games Inc., a Delaware corporation (the “Company”), and John Delta and TechCXO LLC (together the “Indemnitees”).

RECITALS

A. The Company and Indemnitees recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees and other agents to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

B. The Company desires to attract and retain the services of talented and experienced individuals, such as Indemnitees, to serve as directors, officers, employees and agents of the Company and its subsidiaries and wishes to indemnify its directors, officers, employees and other agents to the maximum extent permitted by law.

C. Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive.

D. In order to induce Indemnitees to serve or continue to serve as a director, officer, employee or agent of the Company and/or one or more subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company, the Company has determined and agreed to enter into this Agreement with Indemnitees.

AGREEMENT

NOW, THEREFORE, the Indemnitees and the Company hereby agree as follows:

1. Definitions. As used in this Agreement:

(a) “Agent” means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

(b) “Board” means the Board of Directors of the Company.

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(c) “Change in Control” shall be deemed to have occurred if (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding voting securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the Board, (iii) the stockholders of the Company approve a merger or consolidation or a sale of all or substantially all of the Company’s assets with or to another entity, other than a merger, consolidation or asset sale that would result in the holders of the Company’s outstanding voting securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the total voting power represented by the voting securities of the Company or such surviving or successor entity outstanding immediately thereafter, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company, provided, however, that any person who, directly or indirectly is the beneficial owner of 20% or more of such total voting power as of the date of this Agreement, and whose interest does not at any time represent less than 20% of such voting power, shall not be included for purposes of subsection (i) above.

(d) “Expenses” shall include all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements), actually and reasonably incurred by the Indemnitees in connection with either the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, or Section 145 or otherwise; provided, however, that “Expenses” shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a Proceeding.

(e) “Independent Counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither currently is, nor in the past five years has been, retained to represent: (i) the Company or the Indemnitees in any matter material to either such party; or (ii) any other party to or witness in the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitees in an action to determine the Indemnitees’ rights under this Agreement.

(f) “Proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

(g) “Subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

2. No Right to Employment. The Indemnitees agree that nothing contained in this Agreement is intended to create any right to employment by the Indemnitees.

3. Liability Insurance.

(a) Maintenance of D&O Insurance. The Company hereby covenants and agrees that, so long as the Indemnitees shall continue to serve as an Agent of the Company and thereafter so long as the Indemnitees shall be subject to any possible Proceeding by reason of the fact that the Indemnitees was an Agent of the Company, the Company shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, as more fully described below.

(b) Rights and Benefits. In all policies of D&O Insurance, the Indemnitees shall qualify as an insured in such a manner as to provide the Indemnitees the same rights and benefits as are accorded to the most favorably insured of the Company’s independent directors (as defined by the insurer) if the Indemnitees is such an independent director; of the Company’s non-independent directors if the Indemnitees is not an independent director; of the Company’s officers if the Indemnitees is an officer of the Company; or of the Company’s key employees, if the Indemnitees is not a director or officer but is a key employee.

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4. Mandatory Indemnification. Subject to the terms of this Agreement:

(a) Third Party Actions. If the Indemnitees is a person who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the fact that the Indemnitees is or was an Agent of the Company, or by reason of anything done or not done by the Indemnitees in any such capacity, the Company shall indemnify the Indemnitees against all Expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred by the Indemnitees in connection with the investigation, defense, settlement or appeal of such Proceeding, provided the Indemnitees acted in good faith and in a manner the Indemnitees reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) Derivative Actions. If the Indemnitees is a person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company by reason of the fact that the Indemnitees is or was an Agent of the Company, or by reason of anything done or not done by the Indemnitees in any such capacity, the Company shall indemnify the Indemnitees against all Expenses actually and reasonably incurred by the Indemnitees in connection with the investigation, defense, settlement or appeal of such Proceeding, provided the Indemnitees acted in good faith and in a manner the Indemnitees reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this Section 4(b) shall be made in respect to any claim, issue or matter as to which the Indemnitees shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitees is fairly and reasonably entitled to indemnity for such amounts which the Delaware Court of Chancery or such other court shall deem proper.

(c) Actions where Indemnitees is Deceased. If the Indemnitees is a person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that the Indemnitees is or was an Agent of the Company, or by reason of anything done or not done by the Indemnitees in any such capacity, and if, prior to, during the pendency of or after completion of such Proceeding the Indemnitees is deceased, the Company shall indemnify the Indemnitees’ heirs, executors and administrators against all Expenses and liabilities of any type whatsoever to the extent the Indemnitees would have been entitled to indemnification pursuant to this Agreement were the Indemnitees still alive.

(d) Certain Terminations. The termination of any Proceeding or of any claim, issue, or matter therein by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself create a presumption that the Indemnitees did not act in good faith and in a manner which the Indemnitees reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or Proceeding, that the Indemnitees had reasonable cause to believe that the Indemnitees’ conduct was unlawful.

(e) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitees for Expenses or liabilities of any type whatsoever for which payment is actually made to or on behalf of the Indemnitees under an insurance policy, or under a valid and enforceable indemnity clause, by-law or agreement.

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5. Indemnification for Expenses in a Proceeding in Which the Indemnitees is Wholly or Partly Successful.

(a) Successful Defense. Notwithstanding any other provisions of this Agreement, to the extent the Indemnitees has been successful, on the merits or otherwise, in defense of any Proceeding (including, without limitation, an action by or in the right of the Company) in which the Indemnitees was a party by reason of the fact that the Indemnitees is or was an Agent of the Company at any time, the Company shall indemnify the Indemnitees against all Expenses actually and reasonably incurred by or on behalf of the Indemnitees in connection with the investigation, defense or appeal of such Proceeding.

(b) Partially Successful Defense. Notwithstanding any other provisions of this Agreement, to the extent that the Indemnitees is a party to or a participant in any Proceeding (including, without limitation, an action by or in the right of the Company) in which the Indemnitees was a party by reason of the fact that the Indemnitees is or was an Agent of the Company at any time and is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitees against all Expenses actually and reasonably incurred by or on behalf of the Indemnitees in connection with each successfully resolved claim, issue or matter.

(c) Dismissal. For purposes of this section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6. Mandatory Advancement of Expenses. Subject to the terms of this Agreement and following notice pursuant to Section 7(a) below, the Company shall advance all Expenses reasonably incurred by the Indemnitees in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitees is a party or is threatened to be made a party by reason of the fact that the Indemnitees is or was an Agent of the Company (unless there has been a final determination that the Indemnitees is not entitled to indemnification for such Expenses) upon receipt of (i) an undertaking by or on behalf of the Indemnitees to repay the amount advanced in the event that it shall ultimately be determined that the Indemnitees is not entitled to indemnification by the Company and (ii) satisfactory documentation supporting such Expenses. Such advances are intended to be an obligation of the Company to the Indemnitees hereunder and shall in no event be deemed to be a personal loan. The advances to be made hereunder shall be paid by the Company to the Indemnitees within thirty (30) days following delivery of a written request therefor by the Indemnitees to the Company together with such documentation and information as is reasonably available to Indemnitees and is reasonably necessary to determine whether and to what extent Indemnitees are entitled to such indemnification or advances and, in the case of advances, a statement or statements reasonably evidencing the expenses incurred by Indemnitees. In the event that the Company fails to pay Expenses as incurred by the Indemnitees as required by this paragraph, Indemnitees may seek mandatory injunctive relief from any court having jurisdiction to require the Company to pay Expenses as set forth in this paragraph. If Indemnitees seeks mandatory injunctive relief pursuant to this paragraph, it shall not be a defense to enforcement of the Company’s obligations set forth in this paragraph that Indemnitees has an adequate remedy at law for damages.

7. Notice and Other Indemnification Procedures.

(a) Notice by Indemnitees. Promptly after receipt by the Indemnitees of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnitees shall, if the Indemnitees believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company in writing of the commencement or threat of commencement thereof. Notwithstanding the foregoing, any failure of Indemnitees to provide such a notice to the Company, or to provide such notice in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitees unless, and to the extent that, such failure or delay actually and materially prejudices the interests of the Company.

(b) Insurance. If the Company receives notice pursuant to Section 7(a) hereof of the commencement of a Proceeding that may be covered under D&O Insurance then in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitees, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

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(c) Defense. In the event the Company shall be obligated to pay the Expenses of any Proceeding against the Indemnitees, the Company shall be entitled to assume the defense of such Proceeding, with counsel selected by the Company and approved by the Indemnitees (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitees of written notice of its election so to do. After delivery of such notice, and the retention of such counsel by the Company, the Company will not be liable to the Indemnitees under this Agreement for any fees of counsel subsequently incurred by the Indemnitees with respect to the same Proceeding, provided that: (i) the Indemnitees shall have the right to employ his or her own counsel in any such Proceeding at the Indemnitees’ expense; and (ii) the Indemnitees shall have the right to employ his or her own counsel in any such Proceeding at the Company’s expense if (A) the Company has authorized the employment of counsel by the Indemnitees at the expense of the Company, (B) the Indemnitees shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitees in the conduct of any such defense, (C) after a Change in Control not approved by a majority of the members of the Board who were directors immediately prior to such Change in Control, the employment of counsel by Indemnitees has been approved by Independent Counsel, or (D) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding.

8. Right to Indemnification.

(a) Right to Indemnification. In the event that Section 5(a) is inapplicable, the Company shall indemnify the Indemnitees pursuant to this Agreement unless, and except to the extent that, it shall have been determined by one of the methods listed in Section 8(b) that the Indemnitees has not met the applicable standard of conduct required to entitle the Indemnitees to such indemnification.

(b) Determination of Right to Indemnification. A determination of the Indemnitees’ right to indemnification hereunder shall be made at the election of the Board by (i) a majority vote of directors who are not parties to the Proceeding for which indemnification is being sought, even though less than a quorum, or by a committee consisting of directors who are not parties to the Proceeding for which indemnification is being sought, who, even though less than a quorum, have been designated by a majority vote of the disinterested directors, (ii) a committee of such disinterested directors designated by majority vote of such disinterested directors, even though less than a quorum (iii) if there are no such disinterested directors or if the disinterested directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitees, (iii) by the stockholders of the Company, or (iv) by a panel of three arbitrators, one of whom is selected by the Company, one of whom is selected by the Indemnitees and the last of whom is selected by the first two arbitrators so selected; provided, however, that, following any Change in Control not approved by a majority of the members of the Board who were directors immediately prior to such Change in Control, such determination shall be made by an Independent Counsel as specified in clause (ii) above or by a panel of arbitrators as specified in clause (iv) above.

(c) Submission for Decision. As soon as practicable, and in no event later than thirty (30) days after the Indemnitees’ written request for indemnification, the Board shall select the method for determining the Indemnitees’ right to indemnification. The Indemnitees shall cooperate with the person or persons or entity making such determination with respect to the Indemnitees’ right to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitees and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitees’ entitlement to indemnification under this Agreement.

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(d) Application to Court. If (i) the claim for indemnification or advancement of Expenses is denied, in whole or in part, (ii) no disposition of such claim is made by the Company within ninety (90) days after the request therefor, (iii) the advancement of Expenses is not timely made pursuant to Section 6 of this Agreement or (iv) payment of indemnification is not made pursuant to Section 5 of this Agreement, the Indemnitees shall have the right to apply to the Delaware Court of Chancery, the court in which the Proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitees’ right to indemnification (including the advancement of Expenses) pursuant to this Agreement.

(e) Expenses Related to the Enforcement or Interpretation of this Agreement. The Company shall indemnify the Indemnitees against all reasonable Expenses incurred by the Indemnitees in connection with any hearing or proceeding under this Section 8 involving the Indemnitees and against all reasonable Expenses incurred by the Indemnitees in connection with any other proceeding between the Company and the Indemnitees involving the interpretation or enforcement of the rights of the Indemnitees under this Agreement, unless a court of competent jurisdiction finds that each of the claims and/or defenses of the Indemnitees in any such proceeding was frivolous or made in bad faith.

9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated:

(a) Claims Initiated by Indemnitees. To indemnify or advance Expenses to the Indemnitees with respect to Proceedings or claims initiated or brought voluntarily by the Indemnitees and not by way of defense, with a reasonable allocation where appropriate, unless (i) such indemnification is expressly required to be made by law, (ii) the Proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) the Proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 in advance of a final determination;

(b) Lack of Good Faith. To indemnify the Indemnitees for any Expenses incurred by the Indemnitees with respect to any Proceeding instituted by the Indemnitees to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitees in such Proceeding was not made in good faith or was frivolous;

(c) Unauthorized Settlements. To indemnify the Indemnitees under this Agreement for any amounts paid in settlement of a Proceeding unless the Company consents to such settlement, which consent shall not be unreasonably withheld;

(d) Claims Under Section 16(b). To indemnify the Indemnitees for Expenses and the payment of profits made from the purchase and sale (or sale and purchase) by the Indemnitees of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(e) Payments Contrary to Law. To indemnify or advance Expenses to the Indemnitees for which payment is prohibited by applicable law.

10. Non-Exclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitees may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitees’ official capacity and as to action in another capacity while occupying the Indemnitees’ position as an Agent of the Company, and the Indemnitees’ rights hereunder shall continue after the Indemnitees has ceased acting as an Agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitees.

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11. Permitted Defenses. It shall be a defense to any action for which a claim for indemnification is made under this Agreement (other than an action brought to enforce a claim for Expenses pursuant to Section 6 hereof, provided that the required undertaking has been tendered to the Company) that the Indemnitees is not entitled to indemnification because of the limitations set forth in Sections 4 and 9 hereof. Neither the failure of the Company (including its Board of Directors) or an Independent Counsel to have made a determination prior to the commencement of such enforcement action that indemnification of the Indemnitees is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors) or an Independent Counsel that such indemnification is improper, shall be a defense to the action or create a presumption that the Indemnitees is not entitled to indemnification under this Agreement or otherwise.

12. Subrogation. Except as provided in Section 13, in the event the Company is obligated to make a payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery under an insurance policy or any other indemnity agreement covering the Indemnitees, who shall execute all documents required and take all action that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights (provided that the Company pays the Indemnitees’ costs and expenses of doing so), including without limitation by assigning all such rights to the extent of such indemnification or advancement of Expenses.

13. Primacy of Indemnification. The Company hereby acknowledges that the Indemnitees may have certain rights to indemnification, advancement of expenses or liability insurance provided by a third-party and certain of its affiliates (collectively, the “Entity Indemnitors”). The Company hereby agrees that (i) it is the indemnitor of first resort, i.e., its obligations to the Indemnitees under this Agreement and any indemnity provisions set forth in its Certificate of Incorporation, Bylaws or elsewhere (collectively, “Indemnity Arrangements”) are primary, and any obligation of the Entity Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees is secondary and excess, (ii) it shall advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of the Indemnitees, to the extent legally permitted and as required by any Indemnity Arrangement, without regard to any rights the Indemnitees may have against the Entity Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Entity Indemnitors from any claims against the Entity Indemnitors for contribution, subrogation or any other recovery of any kind arising out of or relating to any Indemnity Arrangement. The Company further agrees that no advancement or indemnification payment by any Entity Indemnitor on behalf of the Indemnitees shall affect the foregoing, and the Entity Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitees against the Company. The Company and the Indemnitees agree that the Entity Indemnitors are express third party beneficiaries of the terms of this Section 13.

14. Survival of Rights.

(a) All agreements and obligations of the Company contained herein shall continue during the period Indemnitees is an Agent of the Company and shall continue thereafter so long as Indemnitees shall be subject to any possible claim or threatened, pending or completed Proceeding by reason of the fact that Indemnitees was serving in the capacity referred to herein.

(b) The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitees to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

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16. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.

17. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless it is in a writing signed by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivery if delivered by hand to the party to whom such notice or other communication shall have been directed, (b) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the third business day after the date on which it is so mailed, (c) one business day after the business day of deposit with a nationally recognized overnight delivery service, specifying next day delivery, with written verification of receipt, or (d) on the same day as delivered by email if delivered during business hours or on the next successive business day if delivered by email after business hours. Addresses for notice to either party shall be as shown on the signature page of this Agreement, or to such other address as may have been furnished by either party in the manner set forth above.

19. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. This Agreement is intended to be an agreement of the type contemplated by Section 145(f) of the General Corporation Law of Delaware.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforcement is sought needs to be produced to evidence the existence of this Agreement.

The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

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Indemnitees:			Company:
MOTORSPORT GAMES INC.
/s/ John Delta
Name:	John Delta
Address:	8209 Madrillon Estates Dr., Vienna, VA 22182	By:	/s/ Dmitry Kozko
		Name:	Dmitry Kozko
		Title:	CEO

Name:	TechCXO LLC

By:	/s/ John Delta
Its:	John Delta, Managing Partner

Address:	1911 Grayson Highway. Suite 8/122, Grayson, GA 30017

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